From: [Sender Email Address]

To: [Recipient Email Address]

Subject: Annual Meeting December 20, 2022

If this email does not display properly, go here

Annual Meeting Date - December 20, 2022 For Participants as of the close of business on October 31, 2022

Important Proxy Voting Material is available for your Action.

When voting, you may be required to provide your Control Number(s) noted below:

[Participant Control Number]

TWO CONVENIENT VOTING METHODS TO CAST YOUR VOTE

Call toll-free 1-855-454-4575 and follow the recorded instructions	Go to www.proxyvotenow.com/HIT

ADDITIONAL INFORMATION:

You are receiving this email as a Participant of Record that is entitled to vote at the AFL- CIO Housing Investment Trust’s 2022 Annual Meeting of Participants. We encourage you to review the meeting materials and to vote at your earliest convenience. If you have any questions related to the 2022 Annual Meeting, please email meeting@aflcio-hit.com.

Thank you.

To access the Proxy Materials online (www.proxyvotenow.com/HIT) you may need Adobe Reader software. This software is available at no cost at www.adobe.com . Download time varies by Internet connection.

This e-mail message is intended only for the named recipient(s) above. If you are not the intended recipient, you are hereby notified that any dissemination, distribution or copying of this e-mail and any attachment(s) is strictly prohibited. Please do not respond to this e-mail. This mailbox is not monitored, and you will not receive a response. If you have received this e-mail in error, please immediately delete the message and any attachment(s) from your system.

Thank you.

info@dicostapartners.com P. 201 394 2015 509 Madison Avenue, Suite 1209 New York, NY 10022

NEW YORK | LONDON | SYDNEY | STAMFORD | BEIJING | FRANKFURT | MADRID | MELBOURNE | MEXICO CITY | PARIS | ROME | SAO PAULO

www.dicostapartners.com